EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Third Quarter 2014 Financial Results

THE WOODLANDS, Texas, Nov. 10, 2014 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the third quarter ended September 30, 2014.

Financial Results

Net loss for the three month period ended September 30, 2014, was ($7.4) million or ($0.32) per share as compared to a net loss of ($6.0) million or ($0.26) per share for the same period in 2013. The net loss for the nine month period ended September 30, 2014, was ($24.6) million or ($1.06) per share as compared to a net loss of ($20.6) million or ($1.03) per share for the same period in 2013. The increases in net loss for both the three and nine month periods ended September 30, 2014 as compared to the same period in 2013 were primarily due to an increase in expenses related to the clinical development of Androxal®, an increase in costs of professional services and increased payroll and benefits expenses due to increased headcount.

Research and development ("R&D") expenses increased 28%, or approximately $1.3 million, to $6.1 million for the three month period ended September 30, 2014 as compared to $4.8 million for the same period in the prior year and increased 22%, or approximately $3.8 million, to $20.9 million for the nine month period ended September 30, 2014 as compared to $17.1 million for the same period in the prior year. Clinical development expenses related to Androxal® increased by $1.2 million and $2.4 million for the three and nine month periods ended September 30, 2014, respectively, as compared to the same periods in the prior year due to the completion of two head-to-head Phase 3 studies, ZA-304 and ZA-305, against an approved testosterone replacement product. Clinical development expenses related to Proellex® decreased by $84,000 for the three month period ended September 30, 2014, as compared to the same period in the prior year, due to decreased drug manufacturing activities associated with Proellex®. Clinical development expenses related to Proellex® increased by $298,000 for the nine month period ended September 30, 2014, as compared to the same period in the prior year, due to increased expenses associated with our Phase 2 endometriosis study. Payroll and benefits expenses increased by $24,000 and $381,000 for the three and nine month periods ended September 30, 2014, respectively, as compared to the same periods in the prior year, due to increased headcount in R&D employees. Operating and occupancy expenses increased by $193,000 and $644,000 for the three and nine month periods ended September 30, 2014, respectively, as compared to the same periods in the prior year, due to an increase in costs of professional services and amortization expense, partially offset by a decrease in travel expenses.

General and administrative ("G&A") expenses increased 5%, or approximately $62,000, to $1.3 million for the three month period ended September 30, 2014, as compared to $1.2 million for the same period in the prior year and increased 9%, or approximately $306,000, to $3.8 million for the nine month period ended September 30, 2014, as compared to $3.5 million for the same period in the prior year. The increases in G&A expenses for the three and nine month periods ended September 30, 2014 as compared to the same periods in the prior year were primarily due to an increase in non-cash stock based compensation, partially offset by a decrease in costs of professional services.

Total revenues and other income was $2,000 for the three month period ended September 30, 2014 as compared to $3,000 for the same period in the prior year. Total revenue and other income was $7,000 for the nine month period ended September 30, 2014 as compared to $6,000 for the same period in the prior year. The decrease for the three month period ended September 30, 2014 as compared to the same period in the prior year was primarily due to a decrease in interest income as a result of decreased cash balances. The increase for the nine month period ended September 30, 2014 as compared to the same period in the prior year was primarily due to an increase in interest income as a result of increased cash balances.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $53.1 million as of September 30, 2014 as compared to $75.8 million as of December 31, 2013. Net cash of approximately $22.0 million and $18.5 million was used in operating activities during the nine month periods ended September 30, 2014 and 2013, respectively. The major use of cash for operating activities for the nine month period ended September 30, 2014 was to fund our clinical development programs and associated administrative costs. Cash used in investing activities during the nine month period ended September 30, 2014 was approximately $828,000, primarily for capitalized patent and patent application costs for Androxal® and Proellex®. Cash provided by financing activities during the nine month period ended September 30, 2014 was approximately $147,000 as a result of the exercise of 23,334 stock options for cash.

As of September 30, 2014 we had 24,001,434 shares of common stock outstanding.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues and other income
Interest income	$ 2	$ 3	$ 7	$ 6
Total revenues and other income	2	3	7	6

Expenses
Research and development	6,107	4,786	20,882	17,132
General and administrative	1,277	1,215	3,759	3,453
Total expenses	7,384	6,001	24,641	20,585

Net loss	$ (7,382)	$ (5,998)	$ (24,634)	$ (20,579)

Net loss per share - basic and diluted	$ (0.32)	$ (0.26)	$ (1.06)	$ (1.03)

Weighted average shares used in loss per share calculation:
Basic	23,347	23,006	23,162	20,066
Diluted	23,347	23,006	23,162	20,066

	CONDENSED CONSOLIDATED BALANCE SHEETS

		September 30,	December 31,
		2014	2013

	Cash and cash equivalents	$ 53,084	$ 75,807
	Other currents assets	264	189
	Fixed assets (net)	42	75
	Other assets (net)	3,360	2,906
	Total assets	$ 56,750	$ 78,977

	Accounts payable and accrued expenses	$ 2,976	$ 3,552
	Stockholders' equity	53,774	75,425
	Total liabilities and stockholders' equity	$ 56,750	$ 78,977
CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com